EXHIBIT 99.1
News Release

205 Crosspoint Parkway
Getzville, NY 14068
Immediate Release
Columbus McKinnon Reports Third Quarter Fiscal Year 2018 Financial Results
AMHERST, NY, February 6, 2018 - Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer, manufacturer and marketer of motion control products, technologies and services for material handling, today announced financial results for its fiscal year 2018 third quarter, which ended December 31, 2017. Fiscal year 2018 third quarter and year to date results include the January 31, 2017 acquisition of STAHL CraneSystems (“STAHL”).
Third Quarter Highlights (compared with prior-year period)

•	Sales for the quarter were up 36.9% to $208.7 million, including $42.6 million from STAHL; after adjusting for FX impact, organic sales increased 6.6%

•	STAHL provided $0.02 earnings per share accretion in quarter; Achieved $0.11 accretion year-to-date

•	Cash flow from operating activities was $16.5 million in quarter and $51.2 million in the first nine months

•
Debt repayment ahead of schedule: $45.1 million paid down through Q3 FY2018 including $14.9 million in quarter; Raising debt repayment expectations to $60 million from original goal of $45 million to $50 million

Mark D. Morelli, President and CEO of Columbus McKinnon commented, “We believe that strong execution of the first phase of our strategic plan, Blueprint 2021, has contributed to our solid results in the quarter and first nine months of the fiscal year. Prioritizing our efforts with our Tiger Teams and the deployment of our E-PAS™ operating system enabled us to implement rapid improvements, such as product availability, which supported 8% organic growth in the U.S. for the quarter. We have also been helped with favorable global economic tailwinds which are creating demand in many of our key vertical markets. Notably, 48% of the quarter’s sales came from outside of the U.S. as STAHL continued to deliver solid results with its custom-engineered crane technologies.”

Columbus McKinnon Reports Third Quarter Fiscal Year 2018 Financial Results

February 6, 2018

Sales

($ in millions)	Q3 FY 18	Q3 FY 17	Change	% Change
Net sales	$208.7	$152.5	$56.2	36.9%

U.S. sales	$108.1	$98.1	$10.0	10.2%
% of total	52%	64%
Non-U.S. sales	$100.6	$54.4	$46.2	84.9%
% of total	48%	36%
STAHL's U.S. and non-U.S. sales were $2.2 million and $40.3 million, respectively. Volume improvement was realized in the U.S., EMEA, and Asia Pacific. Sales in Europe, excluding STAHL, were up $5.4 million, including a $3.1 million benefit from foreign currency translation.

($ in millions)	Q3 FY 18	Q3 FY 17	Change	% Change
Gross profit	$69.0	$44.8	$24.2	54.0%
Gross margin	33.1%	29.4%	370 bps
Income from operations	$14.2	$5.3	$8.9	166.6%
Operating margin	6.8%	3.5%	330 bps
Net (loss) income	$(10.6)	$0.5	$(11.1)	NM
Diluted EPS	$(0.46)	$0.02	$(0.48)	NM
STAHL contributed $15.0 million to gross profit, which represented a 35.4% gross margin. For more information on changes in gross profit, please see the attached tables.
Income from operations was $14.2 million. Adjusted income from operations was $18.2 million, which was up $9.8 million from the prior year. Adjustments include $3.0 million in STAHL integration costs and $1.0 million in legal costs related to litigation against previous insurance carriers. STAHL contributed $4.5 million to adjusted income from operations, which was 10.5% of STAHL sales. Please see the attached tables for a reconciliation of GAAP income from operations to adjusted income from operations.
Gregory P. Rustowicz, Vice President - Finance and Chief Financial Officer, commented, “We had a really strong quarter which reflected the timing of STAHL shipments from their backlog. As a result, gross margin was stronger than we typically see in the fiscal third quarter. We would expect a similar level of sales from STAHL in the fourth quarter along with similar gross margins for the entire business. We also benefited from lower operating expenses in the quarter related to medical costs, workers compensation and stock compensation costs totaling $750 thousand that we would not expect to repeat in the fourth quarter.”
Income tax expense in the quarter was impacted by the estimated impact of the enactment of the U.S. Tax Cuts and Jobs Act (the Act). Tax expense reflects the revaluation of deferred tax assets due to the reduction in the U.S. corporate tax rate as well as the transition tax resulting from the Act. Given this adjustment, the Company expects the effective tax rate for fiscal 2018 to be in the 51% to 55% range. The Company expects its effective tax rate for fiscal 2019 to be in the 20% to 22% range depending upon the mix of pre-tax earnings by tax jurisdiction.
As a result of the deferred tax asset revaluation and the preliminary transition tax noted above, the Company reported a net loss of $10.6 million. On an adjusted basis, net income was $10.4 million, which excludes STAHL integration costs and costs for a legal action against prior product liability insurance carriers and includes a normalized tax rate. Please see the attached tables for a reconciliation of GAAP net income and earnings per share to adjusted net income and earnings per share.

Columbus McKinnon Reports Third Quarter Fiscal Year 2018 Financial Results

February 6, 2018

Generating Cash and Reducing Debt
Cash generated from operating activities in the third quarter was $16.5 million. Working capital as a percentage of sales was down to 17.4% compared with 19.9% as of December 31, 2016. Please see the attached additional data table for further details.
Total debt was $377.9 million at December 31, 2017 compared with $421.3 million at March 31, 2017. Net debt to net total capitalization at December 31, 2017 was 44.9%, compared with 45.5% at September 30, 2017 and 50.2% at March 31, 2017.
Mr. Rustowicz added, “With our strong free cash flow generation, we are raising our debt reduction goal for the year to $60 million. We have also achieved a net debt to adjusted EBITDA ratio of 2.8 times which is well ahead of our goal to reach a net debt to adjusted EBITDA ratio below 3 times by the end of the fiscal year. ”
Capital expenditures for the three and nine months ended December 31, 2017 were $3.3 million and $9.4 million, respectively. The Company expects capital expenditures for fiscal 2018 to be approximately $15 million.
Fiscal Year 2018 Outlook
Backlog was $152.3 million as of December 31, 2017, a decrease of $10.4 million compared with September 30, 2017 due to the timing of certain STAHL custom-engineered orders shipping in the third quarter.
Mr. Morelli concluded, “Given the timing of third quarter shipments and current order flow, we expect fourth quarter sales to be comparable with third quarter levels. This will represent organic sales growth of about 4% to 5% in our fourth quarter excluding the impact of two months of STAHL sales in the prior year quarter. Looking further out as we advance to Phase II of Blueprint 2021, we are simplifying our business structure and product platforms while implementing improvements to drive operational excellence. We will self-fund initiatives and new product development as we seek to capitalize on the trend toward factory automation and build a business with greater earnings power.”
Teleconference/webcast
Columbus McKinnon will host a conference call and live webcast today at 11:00 AM Eastern Time, at which Mark D. Morelli, President and Chief Executive Officer, and Gregory P. Rustowicz, Vice President - Finance and Chief Financial Officer, will review the Company’s financial results and strategy. The review will be accompanied by a slide presentation, which will be available on Columbus McKinnon’s website at www.cmworks.com/investors. A question and answer session will follow the formal discussion.
The conference call can be accessed by dialing 201-493-6780 and asking for the “Columbus McKinnon conference call.” The webcast can be monitored at www.cmworks.com/investors. An audio recording will be available from 2:00 PM Eastern Time on the day of the call through Tuesday, February 13, 2018 by dialing 412-317-6671 and entering the passcode 13675058. Alternatively, an archived webcast of the call can be found on the Company’s website. In addition, a transcript of the call will be posted to the website once available.
About Columbus McKinnon
Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of motion control products, technologies, systems and services that efficiently and ergonomically move, lift, position and secure materials. Key products include hoists, cranes, actuators, rigging tools, light rail work stations and digital power and motion control systems. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available at http://www.cmworks.com.

Columbus McKinnon Reports Third Quarter Fiscal Year 2018 Financial Results

February 6, 2018

Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the effect of operating leverage, the pace of bookings relative to shipments, the ability to expand into new markets and geographic regions, the success in acquiring new business, the speed at which shipments improve, the effectiveness of new products and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Contacts:

Gregory P. Rustowicz	Investor Relations:
Vice President - Finance and Chief Financial Officer	Deborah K. Pawlowski
Columbus McKinnon Corporation	Kei Advisors LLC
716-689-5442	716-843-3908
greg.rustowicz@cmworks.com	dpawlowski@keiadvisors.com

Financial tables follow.

Columbus McKinnon Reports Third Quarter Fiscal Year 2018 Financial Results

February 6, 2018

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Income Statements - UNAUDITED
(In thousands, except per share and percentage data)

	Three Months Ended
	December 31, 2017	December 31, 2016	Change
Net sales	$208,725	$152,497	36.9%
Cost of products sold	139,680	107,676	29.7%
Gross profit	69,045	44,821	54.0%
Gross profit margin	33.1%	29.4%
Selling expenses	25,467	17,988	41.6%
% of net sales	12.2%	11.8%
General and administrative expenses	22,204	17,206	29.0%
% of net sales	10.6%	11.3%
Research and development expenses	3,293	2,545	29.4%
% of net sales	1.6%	1.7%
Amortization of intangibles	3,908	1,765	121.4%
Income from operations	14,173	5,317	166.6%
Operating margin	6.8%	3.5%
Interest and debt expense	4,864	2,299	111.6%
Investment (income) loss	(53)	(61)	(13.1)%
Foreign currency exchange loss (gain)	312	1,673	(81.4)%
Other (income) expense, net	(262)	(110)	138.2%
Income before income tax expense	9,312	1,516	514.2%
Income tax expense	19,877	1,011	1,866.1%
Net (loss) income	$(10,565)	$505	NM

Average basic shares outstanding	23,007	20,239	13.7%
Basic (loss) income per share	$(0.46)	$0.02	NM

Average diluted shares outstanding	23,007	20,490	12.3%
Diluted (loss) income per share	$(0.46)	$0.02	NM

Dividends declared per common share	$0.04	$0.04

Columbus McKinnon Reports Third Quarter Fiscal Year 2018 Financial Results

February 6, 2018

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Income Statements - UNAUDITED
(In thousands, except per share and percentage data)

	Nine Months Ended
	December 31, 2017	December 31, 2016	Change
Net sales	$625,279	$453,435	37.9%
Cost of products sold	415,307	310,838	33.6%
Gross profit	209,972	142,597	47.2%
Gross profit margin	33.6%	31.4%
Selling expenses	74,309	55,834	33.1%
% of net sales	11.9%	12.3%
General and administrative expenses	60,403	44,820	34.8%
% of net sales	9.7%	9.9%
Research and development expenses	9,938	7,526	32.0%
% of net sales	1.6%	1.7%
Amortization of intangibles	11,547	5,280	118.7%
Income from operations	53,775	29,137	84.6%
Operating margin	8.6%	6.4%
Interest and debt expense	15,072	7,398	103.7%
Investment (income) loss	(161)	(366)	(56.0)%
Foreign currency exchange loss (gain)	705	890	(20.8)%
Other (income) expense, net	(462)	(238)	94.1%
Income before income tax expense	38,621	21,453	80.0%
Income tax expense	25,022	7,731	223.7%
Net income	$13,599	$13,722	(0.9)%

Average basic shares outstanding	22,778	20,192	12.8%
Basic income per share	$0.60	$0.68	(11.8)%

Average diluted shares outstanding	23,203	20,400	13.7%
Diluted income per share	$0.59	$0.67	(11.9)%

Dividends declared per common share	$0.08	$0.08

Columbus McKinnon Reports Third Quarter Fiscal Year 2018 Financial Results

February 6, 2018

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Balance Sheets
(In thousands)

	December 31, 2017	March 31, 2017
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$64,598	$77,591
Trade accounts receivable	123,466	111,569
Inventories	144,697	130,643
Prepaid expenses and other	17,773	21,147
Total current assets	350,534	340,950

Property, plant, and equipment, net	111,815	113,028
Goodwill	341,619	319,299
Other intangibles, net	263,353	256,183
Marketable securities	7,558	7,686
Deferred taxes on income	39,889	61,857
Other assets	16,319	14,840
Total assets	$1,131,087	$1,113,843

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$42,945	$40,994
Accrued liabilities	90,869	97,397
Current portion of long-term debt	60,134	52,568
Total current liabilities	193,948	190,959

Senior debt, less current portion	60	41
Term loan and revolving credit facility	317,696	368,710
Other non-current liabilities	235,420	212,783
Total liabilities	747,124	772,493

Shareholders’ equity:
Common stock	230	226
Additional paid-in capital	267,813	258,853
Retained earnings	191,504	179,735
Accumulated other comprehensive loss	(75,584)	(97,464)
Total shareholders’ equity	383,963	341,350
Total liabilities and shareholders’ equity	$1,131,087	$1,113,843

Columbus McKinnon Reports Third Quarter Fiscal Year 2018 Financial Results

February 6, 2018

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Statements of Cash Flows - UNAUDITED
(In thousands)

	Nine Months Ended
	December 31, 2017	December 31, 2016
Operating activities:
Net income	$13,599	$13,722
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	26,873	17,695
Deferred income taxes and related valuation allowance	20,141	2,627
Net gain on sale of real estate, investments, and other	(10)	(116)
Stock based compensation	4,267	4,027
Amortization of deferred financing costs and discount on debt	2,009	515
Loss on revaluation of foreign exchange option	—	1,826
Changes in operating assets and liabilities, net of effects of business acquisitions:
Trade accounts receivable	(6,516)	6,909
Inventories	(6,456)	5,267
Prepaid expenses and other	(130)	8,153
Other assets	2,803	(483)
Trade accounts payable	389	(5,465)
Accrued liabilities	5,388	2,082
Non-current liabilities	(11,114)	(8,239)
Net cash provided by operating activities	51,243	48,520

Investing activities:
Proceeds from sales of marketable securities	653	10,336
Purchases of marketable securities	(110)	(242)
Capital expenditures	(9,384)	(11,274)
Purchase of business, net of cash acquired	—	(588)
Purchase of foreign exchange option	—	(6,370)
Net payments to former STAHL owner	(14,750)	—
Cash paid for purchase of equity investment	(3,359)	—
Net cash provided by (used for) investing activities	(26,950)	(8,138)

Financing activities:
Proceeds from exercises of stock options	5,961	353
Net borrowings (repayments) under lines of credit	—	(23,500)
Repayment of debt	(45,050)	(9,792)
Restricted cash related to purchase of business	—	(588)
Payment of dividends	(2,737)	(2,421)
Other	(1,255)	(558)
Net cash provided by (used for) financing activities	(43,081)	(36,506)

Effect of exchange rate changes on cash	5,795	(3,941)

Net change in cash and cash equivalents	(12,993)	(65)
Cash and cash equivalents at beginning of year	77,591	51,603
Cash and cash equivalents at end of period	$64,598	$51,538

Columbus McKinnon Reports Third Quarter Fiscal Year 2018 Financial Results

February 6, 2018

COLUMBUS McKINNON CORPORATION
Q3 FY 2018 Sales Bridge

	Third Quarter		Year to Date
($ in millions)	$ Change	% Change	$ Change	% Change
Fiscal 2017 Sales	$152.5		$453.4
STAHL acquisition	42.6	27.9%	131.1	28.9%
Volume	9.3	6.2%	33.9	7.5%
Pricing	0.6	0.4%	1.9	0.4%
Foreign currency translation	3.7	2.4%	5.0	1.1%
Total change	$56.2	36.9%	$171.9	37.9%
Fiscal 2018 Sales	$208.7		$625.3

COLUMBUS McKINNON CORPORATION
Q3 FY 2018 Gross Profit Bridge

($ in millions)	Third Quarter	Year to Date
Fiscal 2017 Gross Profit	$44.8	$142.6
STAHL acquisition	15.1	48.2
Sales volume and mix	3.0	10.7
Product liability	2.2	3.0
Insurance settlement	—	1.7
Productivity, net of other cost changes	2.7	1.6
Foreign currency translation	1.0	1.4
Pricing, net of material cost inflation	0.3	1.1
STAHL integration costs	(0.1)	(0.3)
Total change	$24.2	$67.4
Fiscal 2018 Gross Profit	$69.0	$210.0

Columbus McKinnon Reports Third Quarter Fiscal Year 2018 Financial Results

February 6, 2018

COLUMBUS McKINNON CORPORATION
Additional Data - UNAUDITED

	December 31, 2017		March 31, 2017		December 31, 2016
($ in millions)
Backlog	$152.3		$154.5		$97.9
Backlog (excluding STAHL)	$109.6		$107.7		$97.9
Long-term backlog (expected to ship beyond 3 months)	$50.9		$53.5		$41.3
Long-term backlog as % of total backlog	33.4%		34.6%		42.2%

Trade accounts receivable (2)
Days sales outstanding	53.8	days	46.2	days	44.7	days

Inventory turns per year (2)
(based on cost of products sold)	3.9	turns	4.1	turns	3.9	turns
Days' inventory (2)	93.6	days	89.0	days	93.6	days

Trade accounts payable
Days payables outstanding (2)	28.0	days	28.3	days	23.8	days

Working capital as a % of sales (1) (2)	17.4%		18.6%		19.9%

Debt to total capitalization percentage	49.6%		55.2%		44.5%

Debt, net of cash, to net total capitalization	44.9%		50.2%		38.4%
(1) December 31, 2017 and March 31, 2017 figures exclude the impact of the acquisition of STAHL.
(2) March 31, 2017 figures exclude the impact of the acquisition of STAHL.

U.S. Shipping Days by Quarter
	Q1	Q2	Q3	Q4	Total
FY 18	63	62	60	63	248

FY 17	64	63	60	64	251

Columbus McKinnon Reports Third Quarter Fiscal Year 2018 Financial Results

February 6, 2018

COLUMBUS McKINNON CORPORATION
Reconciliation of GAAP Gross Profit to Non-GAAP Adjusted Gross Profit and Margin
($ in thousands)

	Three Months Ended December 31,		Year to Date December 31,
	2017	2016	2017	2016
Gross profit	$69,045	$44,821	$209,972	$142,597
Add back (deduct):
Insurance settlement	—	—	(1,741)	—
STAHL integration costs	50	—	271	—
Non-GAAP adjusted gross profit	$69,095	$44,821	$208,502	$142,597

Sales	$208,725	$152,497	$625,279	$453,435
Adjusted gross margin	33.1%	29.4%	33.3%	31.4%
Adjusted gross profit is defined as gross profit as reported, adjusted for certain items. Adjusted gross profit is not a measure determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP and may not be comparable to the measure as used by other companies. Nevertheless, Columbus McKinnon believes that providing non-GAAP information such as adjusted gross profit is important for investors and other readers of the Company’s financial statements, and assists in understanding the comparison of the current quarter’s gross profit to the historical period’s gross profit, as well as facilitates a more meaningful comparison of the Company’s net income and diluted EPS to that of other companies.

Columbus McKinnon Reports Third Quarter Fiscal Year 2018 Financial Results

February 6, 2018

COLUMBUS McKINNON CORPORATION
Reconciliation of GAAP Income from Operations to
Non-GAAP Adjusted Income from Operations and Operating Margin
($ in thousands, except per share data)

	Three Months Ended December 31,		Year to Date December 31, 2017
	2017	2016	2017	2016
Income from operations	$14,173	$5,317	$53,775	$29,137
Add back:
STAHL integration costs	3,006	—	4,846	—
Insurance recovery legal costs	1,040	—	2,592	—
Magnetek litigation	—	—	400	—
Insurance settlement	—	—	(1,741)	—
Acquisition deal costs	—	3,140	—	3,140
Canadian pension lump sum settlements	—	—	—	247
Non-GAAP adjusted income from operations	$18,219	$8,457	$59,872	$32,524

Sales	$208,725	$152,497	$625,279	$453,435
Adjusted operating margin	8.7%	5.5%	9.6%	7.2%
Adjusted income from operations is defined as income from operations as reported, adjusted for certain items and to apply a normalized tax rate. Adjusted income from operations is not a measure determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP and may not be comparable to the measures as used by other companies. Nevertheless, Columbus McKinnon believes that providing non-GAAP information, such as adjusted income from operations, is important for investors and other readers of the Company’s financial statements and assists in understanding the comparison of the current quarter’s and current year's income from operations to the historical periods' income from operations, as well as facilitates a more meaningful comparison of the Company’s net income and diluted EPS to that of other companies.

Columbus McKinnon Reports Third Quarter Fiscal Year 2018 Financial Results

February 6, 2018

COLUMBUS McKINNON CORPORATION
Reconciliation of GAAP Net Income and Diluted Earnings per Share to
Non-GAAP Adjusted Net Income and Diluted Earnings per Share
($ in thousands, except per share data)

	Three Months Ended December 31,		Year to Date December 31,
	2017	2016	2017	2016
Net (loss) income	$(10,565)	$505	$13,599	$13,722
Add back:
STAHL integration costs	3,006	—	4,846	—
Insurance recovery legal costs	1,040	—	2,592	—
Magnetek litigation	—	—	400	—
Insurance settlement	—	—	(1,741)	—
Acquisition deal costs	—	3,140	—	3,140
Loss on revaluation of foreign exchange option	—	1,826	—	1,826
Canadian pension lump sum settlements	—	—	—	247
Normalize tax rate to 22% (1)	16,938	(415)	15,184	1,864
Non-GAAP adjusted net income	$10,419	$5,056	$34,880	$20,799

Average diluted shares outstanding	23,577	20,490	23,203	20,400

Diluted (loss) income per share - GAAP	$(0.46)	$0.02	$0.59	$0.67

Diluted income per share - Non-GAAP	$0.44	$0.25	$1.50	$1.02
(1) Applies a normalized tax rate of 22% to GAAP pre-tax income and non-GAAP adjustments above, which are each pre-tax.
Adjusted net income and diluted EPS are defined as net income and diluted EPS as reported, adjusted for certain items and to apply a normalized tax rate. Adjusted net income and diluted EPS are not measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP and may not be comparable to the measures as used by other companies. Nevertheless, Columbus McKinnon believes that providing non-GAAP information, such as adjusted net income and diluted EPS, is important for investors and other readers of the Company’s financial statements and assists in understanding the comparison of the current quarter’s and current year's net income and diluted EPS to the historical periods' net income and diluted EPS, as well as facilitates a more meaningful comparison of the Company’s net income and diluted EPS to that of other companies.